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                                                                 Exhibit 99.1



         RoweCom Enters Agreement With Holders of Convertible Notes

WESTWOOD, Mass.--May 30, 2000--RoweCom Inc. (Nasdaq:ROWE) today announced that it has negotiated an agreement with the two holders of the company's convertible notes to redeem their outstanding balances.

Under the agreement RoweCom will complete a series of cash payments by June 9, 2000 to redeem the $16.1 million outstanding balance of the notes including conversion premium and accrued interest. The note holders, represented by Promethean Asset Management, LLC, and Angelo Gordon & Co., LP, have agreed not to convert any more of their notes. Over the past four trading days they had converted approximately $5.7 million of principal and interest into an aggregate of approximately 1.5 million shares.

"This agreement with our convertible note holders resolves a difficult situation that was exacerbated by recent market volatility," said Dr. Richard
R. Rowe, chairman and chief executive officer of RoweCom Inc. "I am pleased that we have been able to resolve this matter. The fundamentals of our business remain strong. Now we can again focus our attention on meeting the current and evolving needs of our clients for the wide range knowledge resources they need to work smarter in today's rapidly changing world."

Investors wishing to listen to RoweCom's conference call may access the call on the investor relations' section of the company's Web site located at www.rowe.com. The call will begin at 10:00 a.m. EDT on Tuesday, May 30 and requires RealPlayer 7.

ABOUT ROWECOM

A first mover in business-to-business e-commerce, RoweCom develops and operates global web-based solutions that enable knowledge-based organizations to purchase, manage, and use comprehensive knowledge resources such as magazines, newspapers, journals, and books. RoweCom's flagship services, kStore (Knowledge Store) and kLibrary (Knowledge Library), allow organizations to order, pay for, and manage from catalogs containing over 200,000 subscription titles as well as millions of discounted books via RoweCom partner barnesandnoble.com. With over 17,000 clients ranging from Fortune 1000 companies to academic research libraries, colleges and small businesses, RoweCom serves organizations with intensive knowledge requirements and high-volume purchases. RoweCom is a publicly held company headquartered in Cambridge, Massachusetts with offices in the U.S., Canada, Europe and Asia. For more information, visit the RoweCom Website at www.rowe.com.

Except for the historical information contained herein, the matters discussed in this news release may contain forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. RoweCom's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the Company's SEC filings.

CONTACT: RoweCom Inc.
Dean Ridlon, 617/497-5800
dridlon@rowe.com
or
Investor Contact
Makovsky & Co.
Joshua Wenderoff, 212/508-9674
jwenderoff@makovsky.com
or
Media Contact
Makovsky & Co.
Joanne Gallucci, 212/508-9648
jgallucci@makovsky.com